hopTo Inc. Announces First Quarter 2018

Financial Results

Concord, NH. – May 21, 2018 – hopTo Inc. (OTCQB: HPTO), developer and provider of application publishing and mobile productivity software today announced its financial results for the three month period ended March 31, 2018.

First Quarter 2018 Financial Update:

●|Net Revenue of $822 thousand
●|Net Loss of $(44) thousand
●|Basic and diluted loss per share of $(0.00)

First Quarter 2018 Operational Summary and Business Update

“During the first quarter of 2018 our GO-Global business has continued to generate positive cash flow and remains the cornerstone of hopTo’s ongoing business. We are proceeding with some key investments into the product and our marketing efforts for 2018 consistent with our resources and in response to market feedback and identified opportunities. We are working on a major new release which we expect to launch in the second quarter,” stated J.L. Casabonne, Interim President and CEO and CFO of hopTo Inc.

“A key change in our financial reporting during in 2018 is our adoption of the new accounting standard, ASC 606, Revenue From Contracts With Customers which will have the effect of reducing some of our license revenue on a go-forward basis due to the fact that previously deferred license revenue will not be recognized in the future. This change is explained in detail in our Form 10-Q for the period ended March 31, 2018 which was filed with the SEC today. This change will only affect a portion of our license revenue and has no impact on cash flow which is derived from our GO-Global orders.”

“Also effective today May 21, 2018, consistent with our prior disclosure in our Annual Report on Form 10-K for the 2017 fiscal year, we have completed a definitive agreement with affected shareholders to settle potential liquidated damages resulting from the delays in filing registration statements for shares of our common stock and shares of our common stock underlying warrants for certain private placements that we closed in 2013 and 2015. The settlement is on the same terms previously disclosed in our prior SEC filings. ”

First Quarter 2018 Results of Operations

Total revenue for the first quarter 2018 of $822 thousand represents a decrease of 16.3% from $983 thousand for the same period in the prior year. This revenue is entirely from the Company’s Go-Global products and services. The primary reason for the lower revenue was due to our adoption of ASC 606. Under the prior revenue recognition standard, revenue in the first quarter of 2018 would have been $96 thousand higher than currently reported for the period.

Total operating expense for the first quarter of 2018 was $835 thousand, a reduction of $281 thousand or 25.2% from the same period in 2017.

hopTo reported a net loss for the quarter ended March 31, 2018 of $(44) thousand, or $(0.00) per basic and diluted share, compared to $(154) thousand or $(0.02) per basic and diluted share for the same period in 2017.

As of March 31, 2018 the Company had cash of $1.16 million and accounts receivable of $236 thousand.

Investor Communications

As part of our continued expense management, hopTo Inc. will not be hosting an investor conference call to discuss its first quarter financial results.

As we have done since our Q3 2016 results, in lieu of a conference call, we invite shareholders to submit questions via email to the following email address: investors@hopto.com

We will accumulate questions until the end of the day on Wednesday, May 24, 2018. We will review the questions and we will use our best efforts to provide written answers to those questions that we believe we can answer, subject to normal confidentiality policies, via a Form 8-K that we intend to file with the SEC on or before May 31, 2018. We will also post the answers at investors.hopto.com.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is a developer of application publishing software and a mobile productivity workspace platform. The company is based in Concord, NH.

For more information on hopTo, please visit: www.hopTo.com.

FORWARD LOOKING STATEMENTS

This press release contains forward looking statements. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market and customer acceptance; our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2017 and in other documents we have filed with the SEC.

Investors / Media:
J.L. Casabonne
investors@hopto.com
408-688-2674 ext. 5025

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2018	2017
	(Unaudited)	(Audited)
Assets
Cash	$1,159,000	$1,015,400
Accounts receivable, net	236,000	426,800
Prepaid expenses	135,200	112,900
Total current assets	1,530,200	1,555,100

Property and equipment, net	21,100	30,800
Other assets	17,800	17,800
Total assets	$1,569,100	$1,603,700

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$720,900	$635,100
Deferred rent	57,100	74,100
Deposit liability	93,500	93,500
Deferred revenue	1,231,200	1,845,100
Other current liabilities	855,100	855,100
Total current liabilities	2,957,800	3,502,900

Deferred revenue	571,900	1,409,700
Stockholders’ deficit	(1,960,600)	(3,308,900)
Total liabilities and stockholders’ deficit	$1,569,100	$1,603,700

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2018	2017
	(Unaudited)	(Unaudited)
Net revenue	$822,300	$982,500
Costs of revenue	28,800	18,800
Gross profit	793,500	963,700
Operating expenses
Selling and marketing	101,600	89,900
General and administrative	305,200	641,100
Research and development	428,500	385,000
Total operating expenses	835,300	1,116,000
Loss from operations	(41,800)	(152,300)
Change in fair value of warrants liability	-	-
Other income (expense), net	(800)	(500)
Loss before provision for income tax	(42,600)	(152,800)
Provision for income tax	1,000	900
Net loss	(43,600)	(153,700)

Basic and diluted loss per share	$(0.00)	$(0.02)
Average weighted common shares outstanding - basic and diluted	9,804,400	9,804,400